Exhibit 10.4.4

EMPLOYMENT AGREEMENT

AGREEMENT made as of October 28, 2005 and effective as of October 31, 2005 (the “Effective Date”), by and between Scott Fein, having an address at 191 Bristol Drive, Woodbury, New York, 11797 (hereinafter referred to as “Employee”) and Bio-Reference Laboratories, Inc., a New Jersey corporation with principal offices located at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407, and its successors and assigns (hereinafter referred to as the “Company” or “Employer”).

WITNESSETH

WHEREAS, the Company is a New Jersey Corporation and is engaged in the clinical laboratory business, including, among other things, the ownership, operation and marketing of licensed clinical laboratories; and

WHEREAS, Employee has background and experience in the marketing of clinical laboratory services and the servicing of customers of clinical laboratories and has been employed by the Company since March 1994; and

WHEREAS, Employee and the Company are parties to an employment agreement effective May 1, 1999 (the “1999 Agreement”); and

WHEREAS, the Company desires to continue the employment of Employee as a marketing representative; and

WHEREAS, the Employee desires to continue employment with the Company, pursuant to the terms and conditions herein set forth, superseding all prior agreements, including but not limited to the 1999 Agreement, between the Company, its subsidiaries, and/or predecessors and Employee;

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

EMPLOYMENT

Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as Senior Vice President and Sales Representative of the Company.

Employee represents and warrants that there is no restriction or impediment, contractual or otherwise, to his accepting such employment as provided for herein, and that he is not in breach or violation of any covenant or agreement with any party relation to his employment. Employee represents and warrants, and covenants and agrees that in continuing his employment with the Company and in the performance of his duties that he is not utilizing any secret or confidential information of any other person. The Employee also represents and warrants that he has consulted with an attorney prior to executing this Employment Agreement.

Employer represents and warrants that the products and services to be marketed and sold by the Employee will in no way contravene any contract, nor will the anticipated services of the Employee be in contravention of any state, Federal or local statute or court ruling.

ARTICLE II

DUTIES/OBLIGATIONS

(A)          In exchange for payment of the consideration set forth in this Agreement, the Employee shall, during his continued employment with the Company, and subject to the direction and control of the Company’s executive officers, perform such reasonable services, duties and functions of a Senior Vice President and Sales Representative as he may be called upon by such executive officers during the term of this Agreement. The Employee shall report directly to the Senior Management of the Company.

(B)           During the continuation of his employment, the Employee will work for the Company on a full-time basis and agrees to devote his best efforts to the performance of his duties for the Company. The Employee has informed the Company that from time to time he may be requested to act as a consultant

(“Consulting Work”) for a bio-technical like company not in the clinical laboratory testing business and not in competition with the Company (“Non-Clinical Laboratory Companies”). The Consulting Work for Non-Clinical Laboratory Companies primarily involves introducing these companies and their products to the doctors that the Employee solicits or is otherwise involved with on behalf of the Company. The Employee has also informed the Company that the Consulting Work will not interfere with his work for the Company. The Employee agrees to notify the Company of his acceptance of Consulting Work and the nature of the business of the Company for which he will be consulting.

(C)           The services, duties and functions referred to in subsection (A) above that the Employee may be called upon to perform include, but are not limited to the following:

(i)            Those duties attendant to the position with the Company in which he is employed, including the marketing and sale of the various health and clinical laboratory services;

(ii)           Assist the Company in the planning and implementation of all sales promotion, advertising, public relations, personnel and product development programs;

(iii)          Promotion of the relationships of the Company and its subsidiary and affiliate corporations with their respective employees, customers, suppliers, and others in the business community;

(iv)          Work with the Company’s professional staff toward the development of special programs to offer laboratory services to different groups of physicians and specialists;

(v)           Assisting other sales personnel in marketing and servicing their accounts;

(vi)          Assisting the Company in training and managing other sales and service personnel;

(D)          Work Product.      Employee grants to the Company, and the Company accepts, Employee’s entire right, title and interest in and to the Work Product (as defined below) and in and to all patents, copyrights, trade secrets and other proprietary rights in or based on the Work Product. Employee grants to the Company, and the Company accepts, an unlimited, unrestricted, royalty-free, fully paid-up, worldwide and exclusive right and license, with the right to grant licenses and sublicenses to others without accounting to Employee, under the Background Rights (as defined below) and all proprietary rights therein or based thereon. Employee agrees that if the Work Product or any portion thereof is copyrightable, it shall be deemed to be a “work made for hire,” as such term is defined in the Copyright Laws of the United States. Employee shall cooperate with the Company or its designees and execute documents of assignment, oaths, declaration and other documents, prepared by the Company, to effect the foregoing or to perfect or enforce any proprietary rights resulting from or related to this Agreement. Such cooperation and execution shall be at no additional compensation to Employee; provided, however, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred at the specific request of the Company. For purposes of this provision, the following definitions shall apply: (a) “Work Product” shall mean all data, documentation, software and information, in whatever form, first produced or created by Employee or for Employee as a result of or related to the performance of work or the rendition of services under this Agreement or under any prior agreement with the Company including, but not limited to, work or services performed by Employee as an independent contractor for the Company; and (b) “Background Rights” shall mean all data, documentation, software and information, in whatever form, not first produced or created by Employee or for Employee as a result of or related to the performance of work or the rendition of services under this Agreement or under any prior Agreement with the Company, but included in, necessary, useful or utilizable in or with the Work Product or any portion thereof.

ARTICLE III

TERM AND COMPENSATION

(A)          The initial term of this Agreement shall be for a period of four (4) years commencing on November 1, 2005 and ending on October 31, 2009. Each year of the Agreement (November 1 – October 31) is referred to as a “Contract Year.” The period of November 1, 2005 through October 31, 2009, plus any extension years as provided in Article XIII, is referred to as the “Employment Term.”

(B)           For the Contract Year commencing November 1, 2005, the Company shall pay to Employee a salary (the “Base Salary”) of $150,000. For the Contract Years beginning on November 1, 2006, November 1, 2007, and November 1, 2008, the Company shall pay to Employee a Base Salary of $350,000. The Base Salary is payable in bi-weekly installments or otherwise pursuant to the Company’s then-current payroll practices.

(C)           In addition to the Base Salary provided for in this Article III (B) above, the Employee shall receive sales commissions from the Employer based upon the net cash revenues actually received by the Company from the Employee’s accounts less refunds (“Net Cash Revenues”) at the same rates, terms and conditions as established between the Employee and the Company prior to the Effective Date of this Agreement, which are set forth below. (Net Cash Revenues are defined here and throughout this Agreement as those revenues actually received by the Company less refunds).

(i)            For new accounts obtained solely by the Employee’s efforts (including new accounts obtained prior to the Effective Date), a sales commission of 9% of the Net Cash Revenues actually received by the Company from such accounts, which rate of commission shall continue so long as the Company keeps such account and so long as the Employee services the account. For the purpose of this provision, a new account shall mean: (x) an account not previously serviced by the Company and introduced to the Company by the Employee, or (y) an account previously serviced by the Company which has not ordered for a period of 180 days and which has become an active account as a result of the Employee’s efforts. An account having been serviced within 180 days by the Company, from which an order has been received within 180 days and/or referred to the Employee by the Company shall be denominated a house account. The foregoing commission rate of 9% shall not apply to accounts serviced by the Employee prior to the Effective Date where the Employee and the Company have agreed to a lower rate. For those accounts, the lower rate shall continue to apply during the term of this Agreement. Additionally, the 9% commission on new accounts shall not apply to any new accounts where: (x) 50% or more of the patient mix is Medicaid and or Medicaid/HMO, or; (y) the professional billing rate is set at the Medicaid rate or below. For such accounts, the commission rate shall be 4.5%.

(ii)           For all those accounts brought to the Company by the Employee in conjunction with another marketing representative, the Employee will receive sales commission as determined by mutual agreement of the Company and the Employee, based upon the Net Cash Revenues. Those accounts considered to have been in conjunction with another marketing representative include those accounts not serviced by the Company within the previous 180 days, and/or those accounts not referred by the Company. Such commission shall continue unabated so long as the Company keeps such account and so long as the Employee and/or other marketing representative services such account.

(iii)          On sales made by the Employee to the Company’s house accounts or to accounts developed as a result of Company referrals or leads, the Employee shall receive a sales commission of 4.5% of the Net Cash Revenues. Such commission shall continue unabated so long as the Employee services said account. Accounts considered by the Company to be house accounts for the purposes of (C)(ii) above shall be those accounts submitted to the Employee by the Company and agreed upon by the Company representative and the Employee.

(iv)          The Employee will receive commissions on the business generated from drawing stations he assisted in establishing in accordance with sections (C)(i) and (C)(ii) above. The commission will be mutually agreed upon by the Company and the Employee upon establishment of each new drawing station.

(v)           The standard deduction applicable to all commissions arising from reference work that was in effect as of the Effective Date will remain in effect for the Employment Term.

(vi)          The sales commission provided for herein shall be paid pursuant to the terms of the Company’s then-current policy on the payment of commissions. The Company shall, if required, deduct and withhold all applicable federal, state, and local employee taxes from such payment.

(vii)         The Company shall provide Employee with a report so that the Employee may determine his commission on a monthly basis.

(vii)         The Company reserves the right to reasonably reject any new account sold by the Employee, solely or jointly, that is deemed insufficiently profitable by the Company.

(viii)        The Employee reserves the right to refuse to service any account, house or otherwise, which (1) will not generate more than $500 per month in commission; (2) or the servicing of which would substantially impair the Employee’s ability to service other accounts necessary for him to maximize his profits under the Contract.

(D)          If (i) the Employee is absent from work for more than 130 business days in any twelve-month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Company reasonably determines that the Employee is unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for more than 130 business days in any twelve-month period during the Employment Term (“Disability” or “Disabled”), the Company shall not be obligated to pay the Employee any compensation (Salary, bonus or commissions) for any period in excess of such 130 business; furthermore, any such payments during such 130 business day period shall be reduced by any amount the Employee is entitled to receive as a result of such disability under any plan provided through the Company or under state or federal law. See, however, Article X hereof pursuant to which Employee’s spouse, Debbie Fein, may assume Employee’s obligations under this Agreement.

(E)           Any and all taxable income relating to the compensation and benefits to be received by Employee hereunder shall be reported pursuant to applicable federal, state and local tax laws, and Employee shall bear the financial responsibility for all such tax obligations applicable to him (as distinct from those tax obligations that are the Employer’s responsibility).

ARTICLE IV

SIGNING BONUS

The Employee will receive a signing bonus payment as follows:

(A)          After the Effective Date but no later than December 31, 2005, the Employee will receive a signing bonus of $200,000, less all required deductions and withholdings.

ARTICLE V

STOCK OPTIONS

The Board of Directors has authorized the Company to grant Employee non-transferable incentive stock options (the “Options”) exercisable to purchase shares of Bio-Reference Common Stock (the “Stock”) as set forth below. The number of Options to be issued to Employee shall be determined by dividing $100,000 by the closing stock price on the Date of Grant, as defined below (for example if the closing Stock price on the Date of Grant is equal to $20, employee will be issued 5,000 Options). The Date of Grant of the Options (“Date of Grant”) shall be the date determined by the Board of Directors to be the Date of Grant, but in no event shall the Date of Grant occur later than October 31, 2005. It is the intent of the parties that the Date of Grant will occur on or prior to the Effective Date. The Option exercise price per share shall be equal to the last sale price on the NASDAQ Stock Market for the Stock on the Date of Grant. In the event of and upon grant, the Company and Employee shall execute and deliver to each other, an Incentive Stock Option Agreement (the “Stock Option Agreement”) containing such terms and vesting provisions as shall be determined by the Board of Directors consistent with the provisions of the Company’s Employee Incentive Stock Option Plan (the “Plan”) pursuant to which the Options are granted. The Stock Option Agreement will set forth, among other items, the term of the Option, provisions as to termination in the event of cessation of employment, death or permanent disability, method of exercise and restrictions affecting transfer or sale of the underlying Common Stock. Consistent with the provisions of the Plan, the aggregate fair market value of Bio-Reference Common Stock with respect to which Options are exercisable by Employee for the first time during any calendar year shall not exceed $100,000. Subject to the limitations of the preceding sentence, the Options shall vest immediately upon the Date of Grant.

ARTICLE VI

BENEFITS

(A)          During the Employment Term, (i) the Company shall make available to the Employee, his wife and their dependent children eligible for coverage, the same hospital and major medical insurance benefits coverage provided by the Company to its Senior Management; (ii) Employee shall be reimbursed by the Company upon presentation of appropriate vouchers for all reasonable business and entertainment expenses incurred by the Employee on behalf of the Company; and (iii) Employee shall receive a car allowance of $1,600 per month. In addition, the Company will pay for gasoline, maintenance, excess annual mileage over 15,000 miles per year, and the amount of insurance coverage necessary to maintain compliance with the leasing company. If the Employee desires insurance coverage above the coverage provided by the Company, the Employee may obtain coverage at his own cost.

(B)           In the event the Company wishes to obtain and/or maintain Key Man Life Insurance on the life of the Employee, the Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request, providing Employee is insurable.

(C)           The Company shall provide Employee, so long as Employee continues to be employed by the Company, a term life insurance policy in an amount equal to the lesser of one and one-half (1½) times Employee’s salary or $50,000.

(D)          The Company shall indemnify and hold harmless the Employee against all claims, liability, losses, damages and expenses, including reasonable legal fees (“Claims”) arising directly or indirectly from acts of the Company and/or its employees, including but not limited to all tests and other laboratory services. The indemnity contained in the paragraph does not apply to Claims arising from the acts or omissions of Employee or his spouse, where such acts or omissions are or were: (i) outside the scope of their employment; (ii) the result of gross negligence, or; (iii) the result of intentional wrongdoing.

ARTICLE VII

CLIENT ENTERTAINMENT

The Company will provide Employee access to a country club of his choosing for the purpose of entertaining clients. Employee will be one of the named country club members and yearly membership fees paid by the Company will not exceed $30,000.

ARTICLE VIII

TERMINATION

(A)                 Except as otherwise provided in this Agreement, the employment of Employee hereunder and the Employment Term shall terminate (“Date of Termination”) upon the earliest to occur of the dates specified below:

(i)            the close of business on the date of expiration of the Employment Term;

(ii)           the close of business on the date of the Employee’s death, unless, following the delivery of notice from the Company, the obligations of this Agreement are assumed by Debbie Fein as provided in Article X, in which case the Employment Term shall continue for Debbie Fein;

(iii)          the close of business on an early termination date mutually agreed to in writing by the Company and the Employee;

(iv)          the close of business on the day on which the Company shall have delivered to the Employee a written notice of the Company’s election to terminate his employment for “Cause” (as defined in Article VIII(C) hereof);

(v)           the close of business on the day on which the Company shall have delivered to the Employee a written notice of the Company’s election to terminate his employment because of Disability, unless, following the delivery of such notice, the obligations of this Agreement are assumed by Debbie Fein (either permanently or temporarily) as provided in Article X, in which case the Employment Term shall continue for Debbie Fein and may be later assumed by Scott Fein at the conclusion of his Disability;

(vi)          the close of business on the day on which the Company shall have terminated the employment of the Employee hereunder and such termination is not for death, Cause or Disability; or

(vii)         the close of business on the date which is five business days after the date on which the Employee delivers to the Company a written notice of the Employee’s election to terminate his employment hereunder (x) for “Good Reason” (as defined in Article VIII(D) hereof) or (y) for any other reason.

(B)           Any purported termination by the Company or by the Employee pursuant to Article VIII(A) (iv) (vii) hereof shall be communicated by written “Notice of Termination” to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such Notice of Termination.

(C)           For purposes of this Agreement, termination of Employee for “Cause” shall mean termination based on (i) the Employee’s material breach of this Agreement; (ii) willful misconduct or gross negligence by Employee with regard to the Company or its business, assets or employees; (iii) the refusal of Employee to follow the proper and reasonable direction of the Chief Executive Officer or his designee relating to the normal, customary and reasonably related duties and responsibilities of Employee as set forth in Article II(C) and provided that Employee is warned in writing at least three (3) days prior to the Company terminating his employment for Cause as defined under this paragraph (C)(iii); (iv) substantial and continuing refusal by the Employee to attempt to perform the normal, customary, and reasonably related duties and responsibilities of Employee as set forth in Article II(C) (other than any such failure resulting from incapacity due to physical or mental illness) and provided that Employee’s breach of this paragraph (C)(iv) is not cured by Employee within 15 days following written notice from the Company; (v) the Employee being convicted of a felony or pleading nolo contendere to a felony (other than a felony involving a motor vehicle); (vi) the breach by Employee of any fiduciary duty owed by Employee to the Company; or (vii) Employee’s misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

(D)          For purposes of this Agreement, the term “Good Reason” shall mean (i) in the event of a Change in Control (as defined below), or (ii) any material breach by the Company of this Agreement, provided, however, that Employee first delivers written notice thereof to the Chief Executive Officer of the Company and the Company shall have failed to cure such breach within thirty (30) days after receipt of such written notice.

(E)           In the event of termination of this Agreement, for whatever reason, the Employee agrees to cooperate with the Company and to be reasonably available to the Company with respect to continuing and/or future matters arising out of the Employee’s employment or any other relationship with the Company, whether such matters are business related, legal or otherwise. The Company agrees to reimburse the Employee for the Employee’s reasonable expenses incurred in complying with the terms of this paragraph upon delivery by the Employee to the Company of valid receipts for such expenses. The provisions of this paragraph shall survive termination of this Agreement.

ARTICLE IX

TERMINATION PAYMENTS

(A)          In the event that Employee’s employment is terminated for any reason whatsoever, Employee shall receive his earned but unpaid wages and commission earned through the date of Employee’s termination and shall be notified of his rights, if any, to continued benefits coverage under any of the

Company’s benefit plans.

(B)           Termination Payments in the Event of Termination By the Company Without Cause or By Employee With Good Reason.

(i) If the Employee’s employment with the Company terminates pursuant to Article VIII (A)(vi) or Article VIII (A)(vii)(x) hereof, but not within twelve months following a Change in Control, the Company will pay to Employee the following:

salary, bonus, commissions, and other benefits provided for herein for the remainder of the Employment Term. Salary and Bonus will be paid out pursuant to the terms of this Agreement and over the Employment Term at the same rate and amount as Employee would have received had Employee remained employed for the duration of the Employment Term. Commissions will be calculated by taking the average of the commissions earned during the last six months of Employee’s employment (“Average Commissions”). Employee will receive the Average Commissions on a monthly basis for the remainder of the Employment Term. To continue receiving the compensation set for in this Article IX(B)(i), the Employee must engage in mitigation of damages by actively seeking new employment with similar duties and obligations as set forth in Article II(C) herein. Good faith mitigation of damages requires the Employee to accept substantially similar employment, if offered, regularly contact prospective new employers, investigate new markets, utilize the services of employment search firms, and employ other avenues which will assist him in finding suitable employment. Employee will not be obligated to accept employment as being “substantially similar employment” unless such employment opportunity provides him with the reasonable opportunity to earn a total financial package of at least $1,200,000 per year. Upon accepting substantially similar employment, payments under this provision will cease.

(ii)           If the Employee’s employment with the Company terminates pursuant to Article VIII (A)(vi) or Article VIII (A)(vii)(x) hereof within twelve months following a Change in Control, the Company will pay to Employee the following:

a.               In lieu of any further compensation payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee as severance pay not later than the tenth business day following the Date of Termination, a lump sum payment (the “Severance Payment) equal to 2.99 times the average of the annual Compensation which was payable by the Company and includible in the Employee’s gross income for federal income tax purposes for the five (5) calendar years, preceding the earlier of (x) the calendar year in which a Change in Control occurred or (y) the calendar year of the Date of Termination (the “Base Period”). Such average shall be determined in accordance with the provisions of Section 280G(d) of the Internal Revenue Code of 1986 as amended (the “Code”). As used in this Agreement, the term “Compensation” shall mean and include every type and form of compensation includible in the Employee’s gross income in respect of his employment by the Company (but, excluding compensation or income recognized as a result of the exercise of stock options or sale of Bio-Reference stock), except to the extent otherwise provided in Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G(d) of the Code.

b.              The Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Employee in connection with the termination of his employment or contingent upon a Change in Control (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) unless (i) the Employee shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (ii) in the opinion of tax counsel selected by the Company such other payment or benefit does not constitute a “parachute payment” within the meaning of Section 280(G)(b)(2) of the Code, or (iii) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of

Section 280(G)(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280(G)(b)(4) of the Code, and such payments are deductible by the Company. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of Section 280(G)(d)(3) and (4) of the Code.

c.               Except to the extent that Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G of the Code specify that such payments would result, under subsection (b) above, in a reduction in the Severance Payment:

1.               The Company shall pay to the Employee, no later than the tenth business day following the Date of Termination, a lump sum amount equal to the sum of (x) any bonus compensation which has been allocated or awarded for a fiscal year preceding the Date of Termination but has not yet been paid, and (y) a pro rata portion of any bonus compensation which the Employee has earned for the fiscal year in which the Date of Termination occurs determined by multiplying the Employee’s prior years’ bonus compensation by a fraction equal to the number of full calendar months in the fiscal year prior to the Date of Termination over twelve.

2.               The Company shall also pay all legal fees and expenses incurred by the Employee as a result of such termination (including all such fees and expenses, if any, in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided by this Agreement).

d.              If it is established pursuant to a final determination of a court or an Internal Revenue proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of this Section 8, the aggregate “parachute payments” paid are in an amount that would result in any portion of such “parachute payments” not being deductible by the Company by reason of Section 280G of the Code, then the Employee shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the portion of the aggregate “parachute payments” paid that would not be deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) of this sentence at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of receipt of such excess until date of such payment.

e.               As used in the Agreement, the term “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A issued under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as in effect as of the date hereof (regardless of whether or not a Proxy Statement is being filed pursuant to such Regulation at such time), or if Item 6(e) is no longer in effect, any subsequent regulation issued under the Exchange Act for a similar purpose, whether or not the Company is subject to such reporting requirements; provided, that without limitation, such a change in control shall be deemed to have occurred if:

1.               any “Person” other than the Employee is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

2.               during any period of two consecutive fiscal years (not including any period prior to the date of the Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in their office who either were directors at the beginning of the period or whose election or nomination for elections was previously approved, cease for any reason to constitute a majority of the Board; or

3.               the business of the Company is disposed of by the Company pursuant to a liquidation, sale of assets of the Company, or otherwise.

f.                 The parties reserve the right to mutually amend the provisions of Article IX(B)(ii) to provide the most favorable tax treatment to Employee and the company.

(C)           Termination Payments in the Event of Termination For all Reasons Other than Those Covered by Article IX (B). In the event Employee’s employment with the Company is terminated pursuant to Article VIII (i), (ii), (iii), (iv), (v), or (vii)(y) , the Company shall have no further obligations than those that are set forth in Article IX(A)

(D)          Employee shall only be eligible to receive the payments set forth in Article IX (B) on the condition that he executes a separation agreement and release in a form reasonably acceptable to the Company. Moreover, the payments set forth in Article IX (B) upon termination shall constitute the exclusive payments due the Employee upon termination under this Agreement, but shall have no effect on any benefits which may be due the Employee under any plan of the Company which provides benefits after termination of employment, except that the Employee shall not be eligible for benefits under any Company severance plan. Nothing herein shall affect any of the post-Employment restrictions contained in the Key Employee Agreement attached as Exhibit A and Employee’s violation of any provisions of such Key Employee Agreement shall result in the immediate and permanent cessation of any and all post-employment payments under this Article IX.

ARTICLE X

SURVIVAL BENEFITS

This Agreement may not be assigned to any successors and assigns of the Employee. The restriction shall not apply to any monetary benefit which the Employee may be entitled to, which shall in that event inure to the benefit of the Employee’s heirs, personal representatives, successors and assigns.

However, in the event the Employee dies during the term of this Agreement or shall become Disabled, the Employee, upon prior written instructions or upon becoming Disabled, may temporarily or permanently assign this Agreement, and all obligations, compensation and benefits hereunder to his wife, Debbie Fein, so long as the Employee’s responsibilities are performed and his accounts are maintained (except those lost to legitimate and normal industry account turnover) during the term of this Agreement by his wife, Debbie Fein, and further provided that Debbie Fein, within thirty (30) days following the event leading to the triggering of this paragraph, agrees in writing to be bound in the same manner as Employee pursuant to all of the provision of this Agreement. Unless Employee is incapacitated or deceased, such an assignment must be made in writing by the Employee. No other assignment of this Agreement may be made nor can the Employee’s duties be fulfilled by any one other than Scott Fein or his wife, Debbie Fein, in order for such the benefits of this Agreement to accrue. Simultaneously herewith, Debbie Fein shall enter into the Agreement attached hereto as Exhibit B (“DF Agreement”).

ARTICLE XI

POST –EMPLOYMENT RESTRICTIONS

As an inducement for the Company to enter into this Agreement, Employee agrees to execute and adhere to the obligations set forth in the Key Employee Agreement attached hereto as Exhibit A.

ARTICLE XII

THE COMPANY’S REPRESENTATIONS

The Company warrants and represents the following:

(i)            It is presently licensed to perform clinical laboratory services and tests in New York, New Jersey, and Connecticut and will maintain said licenses throughout the term of this Agreement; and

(ii)           It has the ability and capacity to service the Employee’s accounts in a timely and professional manner in accordance with all applicable governmental regulations and that during the term of this Agreement shall maintain said ability and capacity and will service the Employee’s accounts in a timely and professional manner in accordance with all applicable governmental regulations.

(iii)          The execution and delivery of this Agreement and the consummation of the transaction herein contemplated and the performance, observation and fulfillment by the Company of all the terms and conditions hereof on its part to be performed, observed and fulfilled have been approved by resolution of the Board of Directors of the Company.

(iv)          The Company has sufficient shares to issue pursuant to Article V.

ARTICLE XIII

CONTRACTUAL RENEWAL

Notwithstanding anything to the contrary, this Agreement shall automatically renew for an additional Contract Year (an “Additional Contract Year”), unless either party shall notify the other party during the month of August in any Contract Year of the Employment Term. Thus, for example, unless either party notifies the other between August 1, 2006 and August 31, 2006, that it desires not to renew the Agreement, the Employment Term shall then be extended automatically to conclude on October 31, 2010. The same cancellation option exists every year. If cancelled, the Agreement will continue only until the end of the Contract Years remaining in the Employment Term, unless earlier terminated by the parties pursuant to the Agreement.   Thus, for example, if either party notifies the other between August 1, 2006 and August 31, 2006, that it desires not to renew the Agreement, the Employment Term would terminate as of October 31, 2009. Any Additional Contract Years added to this Agreement as a result of the operation of this Article XIII shall be under the same terms and conditions as are applicable to the Contract Year preceding such Additional Contract Year. Thus, if the Agreement is automatically extended to conclude on October 31, 2010, the terms and conditions applicable to the Additional Contract Year commencing November 1, 2009 and concluding October 31, 2010 shall be the same as those for the Contract Year commencing November 1, 2008 and ending October 31, 2009.

ARTICLE XIV

SEVERABILITY

If any provision of the Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XV

NOTICES

All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

IF TO COMPANY:	Marc Grodman, M.D.
Bio-Reference Laboratories, Inc.
481 Edward H. Ross Drive
Elmwood Park, New Jersey 07407

WITH COPY TO:	Glenn J. Smith, Esq.
Grotta Glassman & Hoffman
75 Livingston Avenue
Roseland, NJ 07068

IF TO EMPLOYEE:	Scott Fein
191 Bristol Drive
Woodbury, New York 11797

or such other additional address as the party to receive the notice shall advise by due notice in accordance with this paragraph.

ARTICLE XVI

BENEFIT

This Agreement shall inure to and be binding upon the parties hereto, the successors and assigns of the Company and the estate, heirs and successors of the Employee.

ARTICLE XVII

WAIVER

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or construction and validity.

ARTICLE XVIII

GOVERNING LAW & ARBITRATION

The parties hereto agree that it is their intention and covenant that this Agreement and performance hereunder and all suits and special proceedings hereunder be construed in accordance with and pursuant to the laws of the State of New Jersey.

Any dispute, claim or controversy (whether statutory, contractual, or arising under common law) that relates to this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company (but not relating to the Key Employee Agreement attached hereto as Exhibit A), shall be submitted to JAMS/Endispute (“JAMS”) for binding arbitration by the complaining party providing written notice to JAMS and the other party. The arbitration shall take place in a location mutually agreed upon by Employee and the Company or, if the parties cannot agree upon a location, in a location in Bergen or Union County, New Jersey selected by the arbitrator. The parties will try to agree on a retired judge from the JAMS panel for the binding arbitration. If the parties are unable to agree, JAMS will provide a list of three available judges and the Company and the Employee can each strike one. The remaining judge will serve as the arbitrator. Judgment on the decision of the arbitrator may be entered in the highest court of any forum, federal or state, having jurisdiction. The arbitrator shall set the guidelines for discovery. Nothing contained herein shall prevent either Employee or the Company from applying to a court having jurisdiction for emergent equitable relief. The cost for JAMS shall initially be shared equally between Employee and the Company, with the prevailing party being entitled to recover its share of said cost and reasonable attorneys’ fees and expenses from the other party. BY EXECUTING THIS EMPLOYMENT AGREEMENT, EMPLOYEE AGREES TO WAIVE HIS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING. EMPLOYEE UNDERSTANDS THAT HE IS WAIVING HIS RIGHT TO A JURY TRIAL VOLUNTARILY AND KNOWINGLY AND FREE FROM DURESS OR COERCION. EMPLOYEE UNDERSTANDS THAT HE HAS A RIGHT TO CONSULT WITH A PERSON OF HIS CHOOSING, INCLUDING AN ATTORNEY, BEFORE SIGNING THIS EMPLOYMENT AGREEMENT.

IN WITNESS WHEREOF, the parties have hereto set their hands and seals the day and year written below their names.

Signed, sealed and delivered in the presence of:

WITNESS	BIO-REFERENCE LABORATORIES, INC.

/S/ Sam Singer	By:	/S/ Charles T. Todd. Jr.
Sam Singer	Charles T. Todd, Jr. as approved by the Board of Directors

WITNESS:

/S/ Linda Niedweske	By:	/S/ Scott Fein
Linda Niedweske	Scott Fein

STATE OF NEW JERSEY	:
: ss.
COUNTY OF	:

On the 28th day of October, 2005, before me personally came Scott Fein known to me to be the individual described herein and who executed the foregoing instrument and acknowledged that he executed same.

Notary Public.

EXHIBIT A

KEY EMPLOYEE AGREEMENT

This Key Employee Agreement is entered into between BioReference Laboratories, Inc. (“Company”), a New Jersey Corporation having its principal place of business in the State of New Jersey with testing facilities in other states, and Scott Fein (“Employee”), an individual residing at 191 Bristol Drive, Woodbury, NY 11797 on this 28th day of October, 2005.

1.     Employee agrees to the terms and conditions set forth below in exchange for: (1) Employee’s employment with Company as set forth in the Employment Agreement (“Employment Agreement”) to which this is attached, and; (2) Employee’s participation in Company’s employee benefits or other programs pursuant to the terms thereof.

2.     Company agrees to employ Employee and Employee agrees to work for the Company in the capacity of Senior Vice President and Sales Representative.  Employee shall, as an employee of the Company, devote full time best efforts and attention to the performance of Employee’s duties, except as delineated in Article II(B) of the Employment Agreement.. Should Employee’s position and/or compensation change, the parties agree that this Key Employee Agreement will nevertheless remain in effect.

3.     This Key Employee Agreement supplements the Employment Agreement.

4.     As used in this Key Employee Agreement, “Confidential Information” is defined as information not generally or publicly known or readily available to the public, and proprietary to the Company, including, without limitation, information relating to past, present or prospective customers, vendors, suppliers and distributors; marketing, merchandising or servicing techniques, methodologies and procedures; manuals; Agreements; reports; notes; price schedules; memoranda and correspondence; product lists; financial records; computer programs, systems or modes; contracts and the content of negotiations culminating in such contracts, including any records thereof.  This paragraph shall not apply to any Confidential Information that is or becomes generally available to the public for reasons other than as a result of disclosure which is prohibited under this Key Employee Agreement or any agreement.

5.     As used in this Key Employee Agreement, the term “Customer” shall include any entity to whom the Company has sold, provided or been obligated to provide, any service or product or who has otherwise received any benefit from the Company within the 180-day period preceding the date of Employee’s termination of employment.

6.     Employee recognizes and acknowledges that Confidential Information, and relationships with Employee’s actual customers and prospective customers, which Employee will become knowledgeable of as an employee of Company are valuable, special, and unique aspects of Company’s business, which have been created and developed at great time, effort and expense to the Company. Employee acknowledges that this “Confidential Information”, and these existing and prospective customer relationships are not transitory and will not soon be obsolete.

A. Accordingly, during Employee’s employment and for a period of one (1) year following the termination of Employee’s employment with the Company (such one year period referred to as the “Restricted Period”) for any reason set forth in Article VIII(A) of the Employment Agreement (except as modified by Section 6(B)(1) and 6(B)(2) of this Key Employee Agreement, and regardless of the reason therefore, Employee shall not, without the express written consent of Company, directly or indirectly, by Employee or through any other person, firm, partnership, corporation, entity or enterprise:

(1)           directly or indirectly solicit any sales (or make or derive any sales from such direct or indirect solicitation) from any customer or prospective customer of the Company that Employee (or such other employees of the Company that directly report to Employee) solicited, serviced, was responsible for or interacted with (in the performance of Employee’s duties for the Company) while employed by the Company; or

(2)           induce, approach or attempt to induce any employee of the Company to leave the Company and become professionally affiliated with and/or work for or with Employee or at Employee’s new employer.

B. The Restricted Period may be modified as follows:

(1) In the event Employee receives the severance payments set forth in Article IX(B)(ii) of the Employment Agreement which are triggered in the event of certain terminations following a Change in Control (as such term is defined in the Scott Fein Employment Agreement), the Restricted Period shall be for the period of Employee’s employment with the Company and for a period of three (3) years following the termination of Employee’s employment with the Company.

(2) In the event Employee’s employment with the Company terminates pursuant to Article VIII (A)(iv) or Article VIII (A)(vi)of the Employment Agreement, but not within twelve months following a Change in Control, the Restricted Period shall be for the period of Employee’s employment with the Company and for a period of six (6) months following the termination of Employee’s employment with the Company.

C. Further, during Employee’s employment and for an unlimited period following the termination of Employee’s employment with the Company, whether termination is voluntary or involuntary, and regardless of the reason therefore, Employee shall not, without the express written consent of Company, directly or indirectly, by Employee or through any other person, firm, partnership, corporation, entity or enterprise:

(1)           disclose or use, in any manner, or allow to be disclosed or used in any manner, “Confidential Information”.

D. The time restrictions set forth herein shall run from the date of Employee’s termination of employment for any reason, except that if Employee violates this Key Employee Agreement, such time restrictions shall commence on the date of compliance with the restrictions contained herein, whether such compliance is voluntary or compelled.

7.             Employee acknowledges that: (1) compliance with the restrictive covenants contained in Section 5 of this Key Employee Agreement is necessary to protect the business and goodwill of Company; and (2) a breach of Section 5 will result in irreparable and continuing damage to Company for which money damages may not provide adequate relief. Consequently, Employee agrees that, in the event Employee breaches or threatens or attempts to breach the restrictive covenants contained in Section 5, Company shall be entitled to both: (1) a temporary restraining order, preliminary injunction and permanent injunction in order to prevent such harm; and (2) money damages as may be determined. Nothing in this Key Employee Agreement shall be construed to prohibit Company from also pursuing any other remedy, the parties agreeing that all remedies are cumulative.

8.             All originals and photocopies or any other form of reports, memoranda, manuals, Agreements, books, computer records and printouts, customer lists, sales records, and any other material and/or equipment furnished to and/or maintained by Employee in connection with Employee’s employment by Company shall remain the property of the Company and shall be returned to the Company: (1) upon demand; or (2) immediately upon termination of employment.

9.             If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect. This Key Employee Agreement shall be governed by the internal laws of the State of New Jersey, without giving effect to its conflict of law principles. The courts of the State of New Jersey shall have jurisdiction over any disputes arising under this Key Employee Agreement, and each of the parties hereby consents to such exercise of jurisdiction. If either party to this Key Employee Agreement breaches any of the terms of this Key Employee Agreement, that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses incurred in enforcing the terms of this Key Employee Agreement, including its attorneys’ fees.

10.           The parties have attempted to limit Employee’s activities only to the extent necessary to protect the Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope and/or enforceability of the restrictive covenants contained herein are in any way disputed at any time, a court or other trier of fact may modify and enforce such covenants to the extent that it believes to be reasonable under the circumstances existing at that time.

11.           The waiver by the Company of a breach of any of the provisions of this Key Employee Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12.           The Company shall have the right to assign any rights or obligations under this Key Employee Agreement without the prior written approval of Employee. The Employee shall not have the right to assign rights or obligations under this Key Employee Agreement.

13.           This Key Employee Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior written and oral agreements and understandings between the parties as to such subject matter. This Key Employee Agreement may not be modified, changed or altered by any oral promise or statement by whoever made, nor shall any written modifications of this Key Employee Agreement be binding on the Company unless such modification shall have been approved in writing by an officer of the Company.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS KEY EMPLOYEE AGREEMENT, UNDERSTANDS IT AND IS BOUND BY ITS TERMS AND CONDITIONS AND THAT EMPLOYEE HAS VOLUNTARILY EXECUTED THIS KEY EMPLOYEE AGREEMENT IN ORDER TO BECOME EMPLOYED IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH HEREIN.

/S/ Linda Niedweske		By:	Scott Fein
Witness	Date 10/28/05	(Employee)	Date 10/28/05

/S/ Sam Singer		By:	Charles T. Todd, Jr.
Witness	Date 10/28/05	(Company)	Date 10/28/05

EXHIBIT B

AGREEMENT BETWEEN DEBBIE FEIN AND BIO-REFERENCE

This agreement (“DF Agreement”) is entered into between BioReference Laboratories, Inc. (“Company”), a New Jersey Corporation having its principal place of business in the State of New Jersey with testing facilities in other states, and Debbie Fein (“Debbie Fein”), an individual residing at 191 Bristol Drive, Woodbury, NY 11797 on this 28th day of October, 2005.

1.             Debbie Fein agrees to the terms and conditions set forth below in exchange for: (1) Scott Fein’s employment with the Company as set forth in the Employment Agreement (“Scott Fein Employment Agreement” ) of Scott Fein to which this is attached; (2) Debbie Fein’s employment with the Company as set forth herein; and (3) Debbie Fein’s participation in Company’s employee benefits or other programs pursuant to the terms hereof.

2.             Company agrees to employ Debbie Fein and Debbie Fein agrees to work for the Company in the capacity of Sales Representative. Debbie Fein shall be paid an annual salary of $35,000, pursuant to the regular payroll practices of the Company for the performance of her duties.  The Board of Directors has authorized the Company to grant Debbie Fein non-transferable incentive stock options (the “Options”) exercisable to purchase shares of Bio-Reference Common Stock (the “Stock”) as set forth below. The number of Options to be issued to Debbie Fein shall be determined by dividing $100,000 by the closing stock price on the Date of Grant, as defined below (for example if the closing Stock price on the Date of Grant is equal to $20, Debbie Fein will be issued 5,000 Options). The Date of Grant of the Options (“Date of Grant”) shall be the date determined by the Board of Directors to be the Date of Grant, but in no event shall the Date of Grant occur later than October 31, 2005. It is the intent of the parties that the Date of Grant will occur on or prior to the Effective Date. The Option exercise price per share shall be equal to the last sale price on the NASDAQ Stock Market for the Stock on the Date of Grant. In the event of and upon grant, the Company and Debbie Fein shall execute and deliver to each other, an Incentive Stock Option Agreement (the “Stock Option Agreement”) containing such terms and vesting provisions as shall be determined by the Board of Directors consistent with the provisions of the Company’s Employee Incentive Stock Option Plan (the “Plan”) pursuant to which the Options are granted. The Stock Option Agreement will set forth, among other items, the term of the Option, provisions as to termination in the event of cessation of employment, death or permanent disability, method of exercise and restrictions affecting transfer or sale of the underlying Common Stock. Consistent with the provisions of the Plan, the aggregate fair market value of Bio-Reference Common Stock with respect to which Options are exercisable by Debbie Fein for the first time during any calendar year shall not exceed $100,000. Subject to the limitations of the preceding sentence, the Options shall vest immediately upon the Date of Grant. Debbie Fein shall, as an employee of the Company, devote reasonable effort and attention to the performance of her duties. Should Debbie Fein’s position and/or compensation change, the parties agree that this Agreement will nevertheless remain in effect.

3.             This Agreement between Debbie Fein and the Company shall remain in effect for the duration of the term of the Agreement between the Company and Scott Fein, which includes any assumption by Debbie Fein of Scott Fein’s responsibilities pursuant to Article X of the Agreement between the Company and Scott Fein.

4.             As used in this DF Agreement, “Confidential Information” is defined as information not generally or publicly known or readily available to the public, and proprietary to the Company, including, without limitation, information relating to past, present or prospective customers, vendors, suppliers and distributors; marketing, merchandising or servicing techniques, methodologies and procedures; manuals; Agreements; reports; notes; price schedules; memoranda and correspondence; product lists; financial records; computer programs, systems or modes; contracts and the content of negotiations culminating in such contracts, including any records thereof.  This paragraph shall not apply to any Confidential Information that is or becomes generally available to the public for reasons other than as a result of disclosure which is prohibited under this DF Agreement or any agreement.

5.             As used in this DF Agreement, the term “Customer” shall include any entity to whom the Company has sold, provided or been obligated to provide, any service or product or who has otherwise received any benefit from the Company within the 180-day period preceding the date of Debbie Fein’s termination of employment.

6.             Debbie Fein recognizes and acknowledges that Confidential Information, and relationships with her or Scott Fein’s actual customers and prospective customers, which she will become knowledgeable of as an employee of Company are valuable, special, and unique aspects of Company’s business, which have been created and developed at great time, effort and expense to the Company. Debbie Fein acknowledges that this “Confidential Information”, and these existing and prospective customer relationships are not transitory and will not soon be obsolete.

A. Accordingly, during Debbie Fein’s employment and for a period of one (1) year following the termination of Debbie Fein’s employment with the Company (such one year period referred to as the “Restricted Period”) for any reason set forth in Article VIII(A) of the Employment Agreement (except as modified by Section 6(B)(1) and 6(B)(2) of this Key Employee Agreement and regardless of the reason therefore, Debbie Fein shall not, without the express written consent of Company, directly or indirectly, by Debbie Fein or through any other person, firm, partnership, corporation, entity or enterprise:

(1) directly or indirectly solicit any sales (or make or derive any sales from such direct or indirect solicitation) from any customer or prospective customer of the Company that Debbie Fein or Scott Fein solicited, serviced, was responsible for or interacted with while employed by the Company; or

(2) induce, approach or attempt to induce any employee of the Company to leave the Company and become professionally affiliated with and/or work for or with Debbie Fein or Scott Fein or at Debbie Fein’s or Scott Fein’s new employer.

B.The Restricted Period may be modified as follows:

(1) In the event either Scot Fein or Debbie Fein receives the severance payments set forth in Article IX(B)(ii) of the Scott Fein Employment Agreement which are triggered in the event of certain terminations following a Change in Control (as such term is defined in the Employment Agreement), the Restricted Period shall be for the period of Debbie Fein’s employment with the Company and for a period of three (3) years following the termination of Debbie Fein’s or Scott Fein’s employment with the Company.

(2) In the event the employment of either Scott Fein or Debbie Fein with the Company terminates pursuant to Article VIII (A)(iv) or Article VIII (A)(vi) of the Employment Agreement, but not within twelve months following a Change in Control, the Restricted Period shall be for the period of Employee’s employment with the Company and for a period of six (6) months following the termination of Employee’s employment with the Company.

C. Further, during Debbie Fein’s employment and for an unlimited period following the termination of Debbie Fein’s employment with the Company, whether termination is voluntary or involuntary, and regardless of the reason therefore, Debbie Fein shall not, without the express written consent of Company, directly or indirectly, by Debbie Fein or through any other person, firm, partnership, corporation, entity or enterprise:

(1) disclose or use, in any manner, or allow to be disclosed or used in any manner, “Confidential Information”.

D. The time restrictions set forth herein shall run from the later of the date of Debbie Fein’s termination of employment for any reason or Scott Fein’s termination of employment for any reason, except that if Debbie Fein violates this DF Agreement, such time restrictions shall commence on the date of compliance with the restrictions contained herein, whether such compliance is voluntary or compelled.

7.             Debbie Fein acknowledges that: (1) compliance with the restrictive covenants contained in Section 5 of this DF Agreement is necessary to protect the business and goodwill of Company; and (2) a breach of Section 5 will result in irreparable and continuing damage to Company for which money damages may not provide adequate relief. Consequently, Debbie Fein agrees that, in the event Debbie Fein breaches or threatens or attempts to breach the restrictive covenants contained in Section 5, Company shall be entitled to both: (1) a temporary restraining order, preliminary injunction and permanent injunction in order to prevent such harm; and (2) money damages as may be determined. Nothing in this DF Agreement shall be construed to prohibit Company from also pursuing any other remedy, the parties agreeing that all remedies are cumulative.

8.             All originals and photocopies or any other form of reports, memoranda, manuals, Agreements, books, computer records and printouts, customer lists, sales records, and any other material and/or equipment furnished to and/or maintained by Debbie Fein in connection with Debbie Fein’s employment by Company shall remain the property of the Company and shall be returned to the Company: (1) upon demand; or (2) immediately upon termination of employment.

9.             If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect. This DF Agreement shall be governed by the internal laws of the State of New Jersey, without giving effect to its conflict of law principles. The courts of the State of New Jersey shall have jurisdiction over any disputes arising under this DF Agreement, and each of the parties hereby consents to such exercise of jurisdiction. If either party to this DF Agreement breaches any of the terms of this DF Agreement, that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses incurred in enforcing the terms of this DF Agreement, including its attorneys’ fees.

10.           The parties have attempted to limit Debbie Fein’s activities only to the extent necessary to protect the Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope and/or enforceability of the restrictive covenants contained herein are in any way disputed at any time, a court or other trier of fact may modify and enforce such covenants to the extent that it believes to be reasonable under the circumstances existing at that time.

11.           The waiver by the Company of a breach of any of the provisions of this DF Agreement by Debbie Fein shall not operate or be construed as a waiver of any subsequent breach by Debbie Fein.

12.           The Company shall have the right to assign any rights or obligations under this DF Agreement without the prior written approval of Debbie Fein. Debbie Fein shall not have the right to assign rights or obligations under this DF Agreement.

13.           This DF Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior written and oral agreements and understandings between the parties as to such subject matter. This DF Agreement may not be modified, changed or altered by any oral promise or statement by whoever made, nor shall any written modifications of this DF Agreement be binding on the Company unless such modification shall have been approved in writing by an officer of the Company.

DEBBIE FEIN ACKNOWLEDGES THAT SHE HAS READ THIS DF AGREEMENT, UNDERSTANDS IT AND IS BOUND BY ITS TERMS AND CONDITIONS AND THAT SHE HAS VOLUNTARILY EXECUTED THIS DF AGREEMENT IN ORDER TO BECOME EMPLOYED IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH HEREIN.

/S/ Linda Niedweske		By:	/S/ Scott Fein
Witness	Date 10/28/05	(Employee)		Date 10/28/05

/S/ Sam Singer		By:	/S/ Charles T. Todd, Jr.
Witness	Date 10/28/05	(Company)		Date 10/28/05